EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Merriman Holdings, Inc. on Form S-1 (No. 333-132990),Forms S-3 (Nos. 333-96605, 333-106831, 333-118708, and 333-165031) and Forms S-8 (Nos. 333-41290, 333-43776, 333-105375, 333-109047, 333-137913, and 333-146302) of our report dated March 31, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Merriman Holdings, Inc. as of December 31, 2013 and 2012 and for the years then ended which report is included in this Annual Report on Form 10-K of Merriman Holdings, Inc. for the years ended December 31, 2013.

/s/ Marcum llp

Marcum llp

New York, New York

March 31, 2014